EXECUTION VERSION

BY HAND

July 10, 2019

John Croteau

Dear John:

The purpose of this letter agreement (this “Agreement”) is to confirm the terms of your transition from employment with MACOM Technology Solutions Inc. (the “Company”).

1.Transition Period and Separation Date.

(a)Effective as of May 15, 2019 (the “Transition Date”) your role as President and Chief Executive Officer of the Company terminated, provided that you will remain employed by the Company as a senior advisor to provide certain transition services to the Company through the date that your employment terminates (the “Separation Date”). Provided that you comply in full with your obligations hereunder, it is expected that the Separation Date will be July 12, 2019. The period beginning on the Transition Date and concluding on the Separation Date is hereinafter referred to as the “Transition Period”. The Company may terminate your employment at any time before and during the Transition Period upon notice to you.

(b)During the Transition Period, you will continue to receive your base salary, payable at the rate in effect as of the date hereof, and to participate in all employee benefit plans of the Company accordance with the terms of those plans, except that you will not continue to accrue vacation time. During the Transition Period, you shall continue to abide by Company policies and be available on an on-call basis to support the business’s key deliverables as requested by the Company or the Board of Directors of MACOM Technology Solutions Holdings, Inc. (the “Board”) from time to time, including without limitation, transitioning all of your responsibilities, relationships, and files to the new President and Chief Executive Officer and other Company designees. You will not incur any business expenses during the Transition Period without the advance approval of the Board.

(c)Effective as of the Transition Date, you will be deemed to have resigned from any and all positions and offices that you hold (as applicable) with the Company or any of its Affiliates, other than your continued employment as a senior advisor through the Transition Period, without any further action required therefor (collectively, the “Resignations”). The Company, on its own behalf and on behalf of its Affiliates, hereby accepts the Resignations as of the Transition Date. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company.

2.Final Salary and Vacation Pay. You will receive, on the Separation Date, pay for all work you have performed for the Company through the Separation Date, to the extent not previously paid, as well as pay, at your final base rate of pay, for all vacation days you have earned but not used, determined in accordance with Company policy and as reflected on the books of the Company. You will receive the payments described in this Section 2 regardless of whether or not you elect to sign this Agreement.

3.Severance Benefits. In consideration of your execution of this Agreement, the ECIA (as defined below), and the Supplemental Release (as defined below), as well as your continued compliance with the Continuing Obligations (as defined in Section 6(a) below):

(a)The Company will pay you the severance payments and related benefits to which you are entitled pursuant to Sections 4(a) and 4(c) of the Letter from the Company to you dated September 6, 2012 regarding Offer of Employment with the Company (the “Employment Agreement” and attached hereto as Exhibit A), which include the following:

1.	your current annual base salary, for a period of twelve (12) months following the Separation Date (such period, the “Severance Period” and such payments, the “Severance Payments”); and

2.
to the extent that you or any of your dependents may be covered under the terms of any medical and dental plans of the Company immediately prior to the termination of your employment and you timely elect to continue coverage under the Company’s medical and dental plans pursuant to COBRA, the Company will provide you with reimbursement (or payment in an equivalent amount) for premiums for the continuation of such benefits for you and those dependents for the same or equivalent coverages through the end of the Severance Period (the “Health Continuation Payments” and, together with the Severance Payments, the “Severance Benefits”). The Company is under no obligation to provide reimbursement for special coverages for you that would not be covered by the plans applicable to employees generally. The reimbursement payable to you pursuant to this paragraph shall be reduced by the amount equal to the contributions required from time to time from other employees for equivalent coverages under the Company’s medical or dental plans. If and to the extent that you or any of your dependents is or becomes eligible to participate in a medical, dental or other health insurance plan of another employer during the Severance Period, then the reimbursement benefit provided by this paragraph shall be eliminated or commensurately diminished. Notwithstanding the foregoing, in the event that the Company’s payment of the Health Continuation Payments would subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”), or applicable regulations or guidance issued under the ACA or Section 105(h), you and the Company agree to work together in good faith, consistent with the requirements for compliance with or exemption from Section 409A of the Internal Revenue Code of 1986, as amended, to restructure such benefit.

(b)Pursuant to Section 3(a) of the Employment Agreement, your First Grant as defined in the Employment Agreement) has fully vested as of the date hereof. As of the Separation Date you shall be given twelve (12) months’ accelerated vesting credit against any other outstanding equity grants the vesting of which is based solely on continued employment or service (such that the vesting of any other time-based outstanding equity grants shall be equivalent to the number of such shares that would have vested under the normal vesting schedule of such grants had you remained employed with the Company through the date that is twelve (12) months following the Separation Date), and such equity grants, to the extent exercisable, shall be exercisable for one year following the Separation Date. You acknowledge and agree that, as of the Separation Date, all outstanding equity grants the vesting and/or exercisability of which is based on the attainment of performance metrics and all other equity awards that are not vested as of such date (after giving effect to the accelerated vesting provided in this subsection (b)) shall terminate with no consideration due to you. Except as expressly provided in the foregoing, all equity granted to you by the Company shall be governed by the applicable plan and any agreements or other requirements applicable to such equity.
(c)You acknowledge and agree that, notwithstanding the Employment Agreement, you are not entitled to any pro-rated portion or other amount in respect of your annual bonus (if any) for the fiscal year 2019 and that, as of the Separation Date, you shall cease to participate in any annual bonus plan and shall not be paid any amounts thereunder on or following the Separation Date.
(d)The Severance Payments and Health Continuation Payments will be made in accordance with the Company’s regular payroll schedule, and will begin on the first regularly scheduled Company payday occurring after the date that the Supplemental Release takes effect (i.e., after your Supplemental Release has been signed and any applicable revocation period has elapsed without your revoking the Supplemental Release); provided, however, that the first such payment shall include any installments of Severance Payments and Health Continuation Payments that you would have received prior to such pay day had your Supplemental Release been effective on the date of your termination of employment.

4.Acknowledgement of Full Payment and Withholding. You acknowledge and agree that the payments provided under Section 2 of this Agreement are in complete satisfaction of any and all compensation or benefits due to you from the Company or any of its Affiliates, whether for services provided to the Company or otherwise, through the Separation Date. You further acknowledge that, except as expressly provided hereunder, no further compensation or benefits are owed or will be provided to you by the Company or any of its Affiliates. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

5.Status of Employee Benefits, Paid Time Off, and Expenses.

(a)Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s group health plans under the federal law known as “COBRA” or similar applicable law, and subject to the Health Continuation Payments, your participation in all employee benefit plans of the Company will end as of the Separation Date in accordance with the terms of those plans. You will not continue to earn paid time off after the Transition Date, but will be entitled to continued health coverage benefits consistent with your current plan enrollments through the Separation Date. You will receive information about your COBRA continuation rights under separate cover.

(b)On or before the Separation Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for any such authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.

6.Continuing Obligations, Confidentiality and Non-Disparagement.

(a)You acknowledge that you continue to be bound by Sections 5 and 11 of the Employment Agreement, and the Employee Confidentiality and Invention Assignment Agreement (the “ECIA”), which is attached hereto as Exhibit B and which must be executed by you as a condition to your receipt of severance (collectively, the “Continuing Obligations”). The obligation of the Company to provide you with payments or benefits under Section 3 of this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations hereunder and of the Continuing Obligations.

(b)You agree that you will continue to protect Confidential Information, as defined herein, and that you will never, directly or indirectly, use or disclose it, except as required by applicable law. For purposes of this Agreement, “Confidential Information” means any and all information of the Company or any of its Affiliates that is not generally known to the public, together with any and all information received by the Company or any of its Affiliates from any third party with any understanding, express or implied, that the information would not be disclosed.

(c)You agree that you will not disclose, directly or by implication, this Agreement or any of its terms or provisions, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others.

(d)During the Transition Period and following the Separation Date, you agree (i) to cooperate with the Company and its Affiliates hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement and (ii) to be reasonably available to assist with the transition of your duties and business relationships to Company designees as may be requested by the Company from time to time. The Company will reimburse you for any reasonable expenses incurred in rendering such cooperation and approved by the Company in advance.

(e)For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity and (ii) you will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, you may be held liable if you unlawfully access trade secrets by unauthorized means.

7.Return of Company Documents and Other Property. In signing this Agreement, you agree that you will return to the Company, on or before the Separation Date, any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control. Further, you agree that you will not retain any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates. Recognizing that your employment with the Company will be terminating on the Separation Date, you agree that you will not, following the Separation Date, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system. Further, you agree to disclose to the Company, on or before the Separation Date, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

8.General Release and Waiver of Claims.

(a)In exchange for your continued engagement during the Transition Period and the payments and benefits provided to you under Section 3 of this Agreement, to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, accrued or unaccrued, contingent or otherwise, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment, its termination, your other associations with the Company, its predecessors (including but not limited to Cobham Defense Electronic Systems Corporation and Tyco Electronics Corporation), successors, affiliates, subsidiaries and/or related entities and each of its and their past, present, and future officers, directors, stockholders, agents, employees, attorneys, insurers, employee benefit plans, partners, administrators, agents, trustees, representatives, successors and assigns, each individually and in their formal capacities (collectively with the Company, the “Releasees”) from any and all claims of any and every kind, nature, and character, known or unknown, foreseen or unforeseen, arising from, connected with or related to the dealings between you and any of the Releasees prior to the date of this Agreement. Without limiting the generality of the foregoing, you also specifically release the Releasees from any and all claims arising out of your offer of employment, your employment or other association, or the termination of your employment or other association with any of the Releasees, including but not limited to claims for wrongful discharge, claims related to any contracts of employment, express or implied, claims for breach of privacy, defamation or any other tort, claims for attorneys’ fees and costs, claims under the laws of the state or states where you have provided services to any of the Releasees relating to wages and hours, compensation, overtime, commissions and breaks, claims relating to leaves of absence and reasonable accommodation, and claims relating to harassment, discrimination, retaliation and/or civil rights. This general release of claims also includes, but is not limited to, any and all claims arising under any federal, state and/or municipal law, regulation, ordinance or common law, including but not limited to any claims under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Fair Labor Standards Act, the False Claims Act, the Age Discrimination in Employment Act (the “ADEA”), the Older Workers Benefit Protection Act (the “OWBPA”), the Worker Adjustment and Retraining Notification Act, the Massachusetts Fair Employment Practices Act, and any other federal, state or local statute, regulation, ordinance or common law. You understand that the only claims that are not covered by this general release of claims are claims expressly exempted by law, such as claims that may arise under the ADEA after the effective date of this Agreement, unemployment insurance claims or certain workers’ compensation claims, or claims exempted by the express terms of a written benefit plan. You agree that you will not file or cause to be filed any claims, actions, lawsuits, or legal proceedings against any of the Releasees involving any matter occurring up to or on the date of this Agreement or involving any continuing effects of any acts or practices that may have arisen or occurred before the date of this Agreement. You further agree that you will not participate in a representative capacity, or join or participate as a member of a class, collective or representative action instituted by someone else against any of the Releasees, and will expressly opt-out of any such proceeding. Notwithstanding the foregoing, nothing in this Agreement shall prohibit you from contacting, filing of claims with, providing information to or participating in any proceeding before the federal Equal Employment Opportunity Commission, Securities and Exchange Commission or any other government agency; provided, however, that you hereby waive any right to recover monetary damages or other personal relief in connection with any such claims or proceedings, with the exception of an award for information provided pursuant to a whistleblower protection law. This Agreement also does not preclude a court action, claim or other legal proceeding to challenge the validity of this release of claims. If you file a claim, action, lawsuit or legal proceeding in violation of this paragraph, other than a claim pursuant to the ADEA or the OWBPA, you shall be obligated to return all consideration received for this Agreement and will be liable for attorney’s fees, costs and expenses incurred by the Releasees or their insurer(s) in defending such claim.

(b)Nothing in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency; provided, however, that you hereby agree to waive your right to recover monetary damages or other personal relief in any such charge, investigation or proceeding, or in any related complaint or lawsuit, filed by you or by anyone else on your behalf.

(c)This Agreement, including the general release and waiver of claims set forth in this Section 8, and the Supplemental Release, create legally binding obligations, and the Company and its Affiliates therefore advise you to consult an attorney before signing this Agreement or the Supplemental Release. In signing this Agreement, you give the Company and its Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than twenty-one (21) days before signing it, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in Section 6(c) above; and that you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

(d)You agree to sign the general release and waiver of claims in the form attached hereto as Exhibit C (the “Supplemental Release”) within seven (7) days following the Separation Date, which will be at least twenty-one (21) days following the date of your initial receipt of a copy of this Agreement and the Supplemental Release. You further agree that a signed and unrevoked Supplemental Release is an express condition to your receipt and retention of the severance benefits described in Section 3 above. You agree that you have had not less than twenty-one (21) days from the date of your initial receipt of the Supplemental Release to consider the terms of the Supplemental Release and to consult with an attorney, if you wish to do so, or to consult with any other of those persons to whom reference is made in Section 6(c) of this Agreement. You may not sign the Supplemental Release before the Separation Date.

9.Miscellaneous.

(a)This Agreement, including the Supplemental Release, constitutes the entire agreement between you and the Company or any of its Affiliates, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Continuing Obligations and, with respect to any outstanding equity, any applicable award agreements and plan documents, in each case which shall remain in full force and effect in accordance with their terms, except as expressly modified herein.

(b)This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Company. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(c)This Agreement may be executed in counterparts, each of which together shall constitute a single agreement. A signed agreement transmitted by facsimile, electronically in .pdf format or by similar means shall be treated as an original.

(d)This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction. You agree to submit to the exclusive jurisdiction of the courts of and in the Commonwealth of Massachusetts in connection with any dispute arising out of this Agreement.

[Signature page immediately follows.]

If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days following the date hereof. You may revoke this Agreement at any time during the seven (7)-day period immediately following the date of your signing by notifying me in writing of your revocation within that period, and this Agreement shall not become effective or enforceable until that seven (7)-day revocation period has expired. If you do not revoke this Agreement, then, on the eighth (8th) day following the date that you signed it, this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above. You agree that if there have been any changes to a prior version of this Agreement (material or immaterial), the 21-day consideration period will not be reset.

Sincerely,
MACOM Technology Solutions Inc.

By:    _/s/Ambra Roth_______________________
Name: Ambra R. Roth
Title: Vice President, General Counsel and Secretary

Accepted and agreed:

Signature:    __/s/John Croteau______________
John Croteau

Date:     __7/11/19_____________________

Attachments:

Letter Regarding Benefits on Termination

Exhibit A
[Employment Agreement]

Exhibit B

MACOM TECHNOLOGY SOLUTIONS INC.
EMPLOYEE CONFIDENTIALITY AND INVENTION ASSIGNMENT AGREEMENT IN CONNECTION WITH SEVERANCE

This Agreement is made in connection with termination of my employment with MACOM Technology Solutions Inc. or any of its corporate parents, affiliates or subsidiaries (for the purposes of this Agreement only, and not as to any other aspect of the employment relationship between me and my direct employer, MACOM Technology Solutions Inc. and its corporate parents, affiliates and subsidiaries, including any predecessor or successor company of any of the foregoing, are individually and collectively known herein as “MACOM”). In exchange for the severance benefits provided to me by MACOM on the terms described in the letter and General Release Agreement discussed in Section 16 below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I agree as follows:

1.
MACOM Confidential Information. “MACOM Confidential Information” is all information (whether or not patentable or copyrightable or protectable as trade secret) owned, possessed, developed, created or discovered by MACOM that is non-public, confidential and proprietary in nature, and includes, but is not limited to, data, know-how, manufacturing methods, formulas, algorithms, computer programs, processes, designs, sketches, photographs, plans, drawings, product concepts, improvements, specifications, samples, reports, laboratory notebooks, vendor names, customer and prospective customer names, distributor names, cost and pricing information, market definitions, business plans, marketing plans, financial plans, customer and prospective customer development information and strategies, business development opportunities, sales methods, inventions, trade secrets, ideas, research and development activities and plans and employee and/or personnel information, including compensation, skill and areas of expertise. MACOM Confidential Information shall not include information that has been or is: (a) developed independently by a third party without the benefit of or reference to MACOM Confidential Information; (b) lawfully obtained from a third party without restriction; or (c) publicly available without breach of any confidentiality agreement, including this one. I acknowledge and recognize that at no time did I have any expectation of privacy with respect to MACOM’s networks, telecommunications systems or information processing systems (including, without limitation, stored computer files, electronic mail messages and voice messages), and that my activity and any files or messages on or using any of those systems would be monitored at any time, without notice, for the business purposes of MACOM.

2.
Obligation of Confidentiality. Except as permitted under Section 3 below, I agree both during and after my employment with MACOM,I have kept and will continue to keep MACOM Confidential Information secret, for so long as MACOM Confidential Information does not fall into any of the exceptions listed in the second to last sentence of Section 1 above. I agree not to disclose, record or in any way make use of MACOM Confidential Information for so long as such exceptions do not apply to such MACOM Confidential Information. I also agree that I have not recorded, copied or removed or otherwise transmitted MACOM Confidential Information from MACOM’s premises, networks, equipment or possession without the written consent of an authorized MACOM representative. Further, I agree to keep secret any third party information, including, but not limited to, information received by MACOM from customers, prospective customers and suppliers, to which I have been given access that is covered by a confidentiality agreement between MACOM and the third party, adhering to the terms of the agreement between MACOM and the third party. I agree to take all reasonable measures and precautions to continue to safeguard MACOM’s Confidential Information. In the event of any disclosure of MACOM Confidential Information to any person who is not authorized by MACOM to access such Confidential Information (including but not limited to, any deliberate, accidental or inadvertent disclosure by any means, and any loss or theft of any device containing MACOM Confidential Information or which was used at any time to access MACOM Confidential Information), I further agree to (a) inform MACOM of the disclosure immediately, and in any event within 24 hours, and (b) to take all reasonable steps and cooperate with MACOM to limit and mitigate the possible harm to MACOM from the exposure and to obtain a return of the Confidential Information.

3.
Protected Rights. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit me from reporting possible violations of law or regulation to any government agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of any law or regulation. I further understand that, pursuant to 18 USC Section 1833(b), I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, I understand that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (ii) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. I further understand that nothing in this Agreement limits my ability to file a charge or complaint with, communicate with, cooperate with or otherwise participate in any investigation or proceeding that may be conducted by any government agency. This Agreement does not limit my right to receive an award for information provided by me to any government agency.

4.
MACOM Property. All MACOM Confidential Information, as well as all patents, patent rights, copyrights, copyrightable works, trade secret rights, trademark rights and other rights (including, without limitation, intellectual property rights) anywhere in the world related to MACOM Confidential Information, is, and shall be, the sole and exclusive property of MACOM. I hereby assign to MACOM any and all rights, title and interest I may have or acquire in such MACOM Confidential Information and related rights as works made for hire. To the extent I have not already done so, I agree to immediately deliver all MACOM Confidential Information, including all copies or computer records thereof, along with any other MACOM property, to MACOM on or before my last day of employment with MACOM and I further agree not to make any written or other record of such Confidential Information nor to make use of such Confidential Information.

5.
Conflicts. I represent and warrant that at all times during the term of my employment by MACOM I have refrained from performing any work or services for any third person or concern, including self-employment, with respect to any matter that relates or related to or conflicts or conflicted with MACOM business, without the prior written consent of an authorized MACOM representative.

6.
Inventions. I agree that all inventions, including, but not limited to, new discoveries, concepts, inventions and developments, as well as improvements, modifications, enhancements and derivative works, and all know-how, processes, techniques, formulas, ideas, circuits, designs, trademarks, trade secrets and copyrightable works (“Inventions”) which resulted or result from work performed by me: (a) on behalf of MACOM (whether or not conducted at MACOM’s facilities, during work hours, or using MACOM’s assets); (b) which relate at the time of conception or reduction to practice of the Invention to MACOM’s business, or actual or demonstrably anticipated research or development of MACOM; or (c) that result in whole or in part from reference or access to MACOM Confidential Information or property (collectively, the “MACOM Inventions”) shall be the sole and exclusive property of MACOM, which shall own all right, title and interest in and to all MACOM Inventions to the fullest extent possible under applicable law. I have disclosed to my immediate supervisor all MACOM Inventions that I, either solely or jointly with others, have made, authored, discovered, developed , conceived and/or reduced to practice during my employment with MACOM and I hereby agree to disclose promptly and in writing, to the individual designated by MACOM or to my immediate supervisor, any such MACOM Inventions that I, either solely or jointly with others, make, author, discover, develop, conceive and/or reduce to practice in the future. I hereby assign and agree to assign to MACOM or its designee, without further consideration, my entire right and interest in and to all MACOM Inventions, whether presently existing or created or discovered in the future, including all rights to obtain, register and enforce patents, copyrights, mask work rights and other intellectual property protection for such MACOM Inventions as works made for hire. I agree to execute all documents reasonably necessary to perfect such intellectual property rights and the assignment of those rights to MACOM or its designee. I further agree to assist MACOM (at MACOM’s expense) in obtaining, protecting and/or enforcing patents, copyrights or other forms of Inventions and MACOM Confidential Information. I hereby irrevocably designate and appoint MACOM as my agent and attorney-in-fact to act for and in my behalf to execute and file any document, and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me.

7.
Excluded Inventions. Attached is a list of all inventions which have been conceived and/or reduced to practice by me prior to my employment by MACOM and which I desire to exclude from this Agreement. If no list is attached to this Agreement, no inventions exist to be excluded at the time of the signing of this Agreement.

8.
Restricted Materials. I represent that my performance of all the terms of this Agreement, and as an employee of MACOM, has not breached any agreement, oral or written, to keep in confidence any confidential or proprietary information, knowledge, data or material (“Third Party Proprietary Information”) acquired by me in confidence or in trust prior to or during my employment by MACOM. I have not disclosed to MACOM, nor induced MACOM to use, any Third Party Proprietary Information belonging to any previous employers or others, nor have I violated any agreement with, or the rights of, any third party. I have not used, in the furtherance of MACOM’s business, any Third Party Proprietary Information that belongs to any previous employer or other third party (including any developments or inventions that I have created and assigned to a third party).

9.
Non-Solicitation and Non-Interference. I agree that for a period of twelve (12) months after the date of the termination of my employment with MACOM (“Termination Date”), I shall not, directly or indirectly, either on my own behalf or on behalf of any other person or entity (i) solicit, recruit or encourage any of the employees of MACOM to leave the employ of MACOM, or (ii) hire or cause to be hired any person who was an employee of MACOM at any time during the year preceding the termination of my employment. I further agree that for a period of twelve (12) months after the Termination Date, I shall not, directly or indirectly, either on my own behalf or on behalf of any other person or entity, encourage or attempt to encourage any current, past or prospective MACOM customer, partner or vendor to: (i) diminish or discontinue their business or potential business with MACOM, (ii) refrain from doing business with MACOM, (iii) do business with a business that competes with MACOM, or (iv) violate any agreement with MACOM.

10.
No Contract of Employment. I agree that this Agreement is not a contract of employment, and no rights to employment, continued employment, advancement or reassignment are hereby created. I also understand that my employment with MACOM was at-will, which means that either I or MACOM could have terminated the relationship with or without cause, at any time, without notice, for any or no reason, and nothing in this Agreement alters the nature of that relationship.

11.
Governing Law; Waiver. This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts. The failure of MACOM to enforce its rights under this Agreement at any time shall not be construed as a waiver of such rights.

12.
Severable Provisions. In the event any one or more of the provisions, or portions thereof, contained or referenced in this Agreement shall for any reason be invalid, illegal or unenforceable, such circumstances shall not affect any other provision hereof and this Agreement shall continue in full force and effect and be construed as if such provision, to the extent that it is invalid, illegal or unenforceable, had never been contained herein.

13.
Reformation of Provisions. Should any court of competent jurisdiction determine that any provision of this Agreement is unenforceable, the parties agree that the court should modify the provision to the minimum extent necessary to render said provision enforceable.

14.
Attorneys’ Fees and Remedies. Unless expressly provided otherwise, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy. I agree that my obligations hereunder are necessary and reasonable in order to protect MACOM and its business, that monetary damages would be inadequate to compensate MACOM for any breach of any covenant or agreement set forth herein, that any such violation or threatened violation will cause irreparable injury to MACOM and that, in addition to any other remedies that may be available, in law, in equity or otherwise, MACOM shall be entitled to obtain injunctive relief against the breach or threatened breach of this Agreement or the continuation of any such breach, without the necessity of proving actual damages or posting a bond. I also agree that if I violate this Agreement, MACOM will be entitled to any damages arising from such breach, and MACOM shall also be entitled to recover its costs and expenses, including attorneys’ fees that MACOM incurs, in enforcing its rights under this Agreement.

15.
Assignability. MACOM may assign its rights hereunder in connection with a transfer of all or any part of its business operations or otherwise to any affiliate, subsidiary, parent or successor of MACOM; however, any corporate parents, subsidiaries or affiliates of MACOM, which are benefited by this Agreement, may enforce this Agreement without need for any assignment of this Agreement.

16.
Entire Agreement. This Agreement, along with the General Release Agreement signed by me and the letter describing the severance arrangements offered to me by MACOM in connection with the termination of my employment, constitutes the entire agreement between the parties related to the subject matter herein. No future agreement or understanding may modify or supplement this Agreement, unless confirmed in writing and signed by me and a duly authorized representative of MACOM.

I acknowledge that MACOM regards the safeguarding of MACOM Confidential Information, the confidential information of third parties that MACOM receives in confidence, and MACOM Inventions to be vital to MACOM’s interests. I further acknowledge that MACOM is relying on me to honor this duty to protect such MACOM Confidential Information and Inventions MACOMs and MACOM business opportunities. Accordingly, by signing this Agreement I express my intent to be legally bound by the terms hereof.

I hereby represent and warrant that I have not committed any act or engaged in any conduct prior to my signing of this Agreement that would violate the provisions hereof, and I acknowledge that MACOM is relying upon this representation and warranty in agreeing to provide me with severance benefits.

John Croteau
Employee's Name (Print)	Employee Number

/s/ John Croteau	7/11/2019
Employee's Signature	Date

/s/ Ambra Roth	7/11/2019
MACOM Authorized Agent	Date

Exhibit C
Supplemental Release

GENERAL RELEASE AGREEMENT

In consideration for the severance payments and benefits to be provided to me by MACOM Technology Solutions Inc. (“MACOM”) as set forth in the attached letter dated July 10, 2019, to which I am not otherwise entitled, I, on behalf of myself and my heirs, spouse, executors, administrators, beneficiaries, personal representatives, agents and assigns, hereby completely release and forever discharge MACOM, its predecessors (including but not limited to Cobham Defense Electronic Systems Corporation and Tyco Electronics Corporation), successors, affiliates, subsidiaries and/or related entities and each of its and their past, present, and future officers, directors, stockholders, agents, employees, attorneys, insurers, employee benefit plans, partners, administrators, agents, trustees, representatives, successors and assigns, each individually and in their formal capacities (collectively with MACOM, the “Releasees”) from any and all claims of any and every kind, nature, and character, known or unknown, foreseen or unforeseen, arising from, connected with or related to the dealings between me and any of the Releasees prior to the date of this General Release Agreement (this “Release”).

Without limiting the generality of the foregoing, I also specifically release the Releasees from any and all claims arising out of my offer of employment, my employment or other association, or the termination of my employment or other association with any of the Releasees, including but not limited to claims for wrongful discharge, claims related to any contracts of employment, express or implied, claims for breach of privacy, defamation or any other tort, claims for attorneys’ fees and costs, claims under the laws of the state or states where I have provided services to any of the Releasees relating to wages and hours, compensation, overtime, commissions and breaks, claims relating to leaves of absence and reasonable accommodation, and claims relating to harassment, discrimination, retaliation and/or civil rights.

This Release also includes, but is not limited to, any and all claims arising under any federal, state and/or municipal law, regulation, ordinance or common law, including but not limited to any claims under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Fair Labor Standards Act, the False Claims Act, the Age Discrimination in Employment Act (the “ADEA”), the Older Workers Benefit Protection Act (the “OWBPA”), the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Massachusetts Fair Employment Practices Act, the Texas Employment Discrimination Law, the New Jersey Law Against Discrimination, the New Hampshire Law Against Discrimination, the New York Human Rights Act, the Oregon Fair Employment Act, and any other federal, state or local statute, regulation, ordinance or common law. I understand that the only claims that are not covered by this Release are claims expressly exempted by law, such as claims that may arise under the ADEA after the effective date of this Release, unemployment insurance claims or certain workers’ compensation claims, or claims exempted by the express terms of a written benefit plan.

For the purpose of implementing a full and complete release and discharge of all Releasees, I expressly acknowledge that this Release is intended to include in its effect, without limitation, all claims which I do not know or suspect to exist in my favor against the Releasees, or any of them, at the time of execution of this Release, and that this Release contemplates the extinguishment of any such claims.

I agree that I will not file or cause to be filed any claims, actions, lawsuits, or legal proceedings against any of the Releasees involving any matter occurring up to or on the date of this Release or involving any continuing effects of any acts or practices that may have arisen or occurred before the date of this Release. I further agree that I will not participate in a representative capacity, or join or participate as a member of a class, collective or representative action instituted by someone else against any of the Releasees, and will expressly opt-out of any such proceeding. Notwithstanding the foregoing, nothing in this Release shall prohibit me from contacting, filing of claims with, providing information to or participating in any proceeding before the federal Equal Employment Opportunity Commission, Securities and Exchange Commission or any other government agency; provided, however, that I hereby waive any right to recover monetary damages or other personal relief in connection with any such claims or proceedings, with the exception of an award for information provided pursuant to a whistleblower protection law. This Release also does not preclude a court action, claim or other legal proceeding to challenge the validity of this Release. If I file a claim, action, lawsuit or legal proceeding in violation of this paragraph, other than a claim pursuant to the ADEA or the OWBPA, I shall be obligated to return all consideration received for this Release and will be liable for attorney’s fees, costs and expenses incurred by the Releasees or their insurer(s) in defending such claim.

This Release and the letter attached hereto constitutes the entire agreement between the Releases and me on the matters addressed in this Release, provided, however, that I shall remain bound by the Continuing Obligations (as defined in the attached letter). I have not been influenced to sign this Release by, nor am I relying on, any agreement, representation, statement, omission, understanding, or course of conduct by MACOM or any other Release that is not expressly set forth in this Release.

I understand and agree that this Release should not be deemed or construed at any time, or for any purpose, as an admission of any liability or wrongdoing by any Releasee or by me. I also agree that if any provision of this Release is deemed invalid, the remaining provisions will still be given full force and effect. This Release cannot be orally modified, orally revised, or orally rescinded, and can only be amended in a written instrument signed by both me and an authorized representative of MACOM. The terms and conditions of this Release will be interpreted and construed in accordance with the law of the state in which I work.

Before signing this Release, I have obtained sufficient information to intelligently exercise my own judgment about whether to sign it. I acknowledge that MACOM has advised me to consult an attorney before signing this Release. I acknowledge that MACOM has given me twenty-one (21) days in which to consider this Release, and explained to me that if I decide to sign this Release, it should not be dated, signed and returned until after the date that my employment terminates, and if I sign this Release prior to the end of the twenty one (21) day period, I have done so voluntarily and of my own free will. I understand that once I sign this Release, I shall have seven (7) calendar days from the date of my signature to revoke this Release. Notice of revocation must be in writing, and submitted to MACOM within the seven-day period. This Release shall not become effective or enforceable, and severance benefits otherwise payable in respect of this Release shall not become payable, until such revocation period has expired. I acknowledge that the consideration given for this Release is in addition to anything of value to which I was already entitled absent my signing, delivering and not revoking this Release.

I represent and warrant that I have returned all MACOM property and Confidential Information (as defined in the agreement attached hereto) to MACOM, and that I neither possess nor will use any such MACOM property or Confidential Information after the date of this Release. The provisions of this paragraph, however, shall not apply to communications with the EEOC or a state or local anti-discrimination agency, nor shall such provisions prohibit me from reporting possible violations of federal law or regulation to any government agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. I further understand that, pursuant to 18

USC Section 1833(b), I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, I understand that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.
I have read this Release, and I understand all of its terms. I further acknowledge and agree that I have signed this Release voluntarily, without coercion, and with full knowledge of its significance. I am of sound mind and competent to manage my legal, personal and business affairs and enter into a binding agreement in this regard, and am not currently prevented from doing so by the effects of any intoxicant, drug, medication, health condition or other influence.

I acknowledge that MACOM may have a legal obligation to report the terms of this Release to the federal government pursuant to Section 111 of the Medicare, Medicaid and SCHIP Extension Act of 2007 (MMSEA). I represent and warrant that no Medicare or Medicaid liens, claims, demands, subrogated interests, or causes of action of any nature or character exist or have been asserted arising from or related to my employment with MACOM or arising from any claim released above.  I further agree that I and not the Releasees shall be responsible for satisfying all such liens, claims, demands, subrogated interests, or cause of action that may exist or have been asserted or that may in the future exist or be asserted.

[Remainder of Page Intentionally Left Blank]

EMPLOYEE’S ACCEPTANCE OF RELEASE

I have carefully read, fully understand, and voluntarily agree to all of the terms of this Release in exchange for the severance benefits to which I would not otherwise be entitled.

[TO BE SIGNED ON OR WITHIN 7 DAYS AFTER SEPARATION DATE]

_7/15/2019________ ___________        _/s/ John Croteau________________________
Date                        Signature

_John Croteau____________________________
Printed Name